Exhibit 5.1 and 23.2

OPINION OF REGISTRANT’S COUNSEL

June 30, 2005

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, PA 18612

Ladies and Gentlemen:

Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation, is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale, pursuant to Rule 415 under the Securities Act, by a third party of 1,108,596 shares of its common stock, par value $1 per share (the “Securities”), as described in the Registration Statement.

I have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, I am of the opinion that the Securities have been validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and further consent to the reference to my name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

Very truly yours,

/S/ RAYMOND B. OSTROSKI
Raymond B. Ostroski Senior Vice President, General Counsel and Secretary